Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 274,893,243.84	0.000087	$ 23,915.71
Fees Previously Paid
	Total Transaction Valuation:	$ 274,893,243.84
	Total Fees Due for Filing:			$ 23,915.71
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 23,915.71
Offering Note
[1]	(1) Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of (i) 16,664,312 issued and outstanding shares of common stock, par value $0.10 per share (the "Shares") of Ultralife Corporation ("Ultralife" or the "Company"), multiplied by $16.00 per Share (the "Offer Price"); (ii) 845,072 Shares issuable pursuant to outstanding Company Stock Options, multiplied by $9.22, which is the difference between the Offer Price and $6.78, the weighted average exercise price of such options, and (iii) 29,543 Shares issuable upon settlement of outstanding Company Restricted Stock, multiplied by the Offer Price. The calculation of the filing fee is based on information provided by the Company as of October 26, 2026. (2) The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the SEC's fee rate for Fiscal Year 2027, effective October 1, 2026, by multiplying the transaction value by 0.00008700.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources